EMPLOYMENT AGREEMENT


     EMPLOYMENT AGREEMENT ("AGREEMENT") dated as of the 1st day of February, 1997, effective as of the 1st day of June, 1997 between AMSCAN HOLDINGS, INC., a Delaware corporation, with offices at 80 Grasslands Road, Elmsford, New York 10523 (the "COMPANY"), and JAMES M. HARRISON residing at 16 High Street, East Williston, New York, (the "EMPLOYEE");

                            WITNESSETH,

THAT, WHEREAS,

     A. The Company is engaged in the business of designing, manufacturing and distributing seasonal and everyday party goods;

     B. The Employee is employed by the Company as the Chief Financial Officer of the Company and desires to continue to be employed by the Company in the same capacity;

     C. The Company desires to have the Employee continue to serve as its Chief Financial Officer;

     D. The Company and the Employee recognize the possibility that the Company may, at some point in the future, be subject to a Change in Control (as hereinafter defined) and that the possibility of such a Change in Control causes some uncertainty as to the future employment of the Employee by the Company or a successor corporation;

     E. The Company recognizes that such uncertainty may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders; and

     F. The Company has determined to take appropriate steps to reinforce and encourage the continued attention and dedication of members of the Company's management, including the Employee, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a Change in Control of the Company;

     NOW, THEREFORE, in consideration of the premises and of the mutual agreements hereinafter set forth, the parties hereto agree as follows:



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1.   SCOPE OF EMPLOYMENT.

     (a) TERM. The Company agrees to employ the Employee during the period commencing on June 1, 1997 and ending on May 31, 2001 (the "INITIAL TERM") as the Chief Financial Officer of the Company, and the Employee agrees to be employed by the Company in such capacity, subject to the termination provisions set forth in Paragraph 7.

     (b) EXTENSION OF INITIAL TERM. The Initial Term of this Agreement will be automatically extended after May 31, 2001 for additional successive periods of (1) year each with the first such extension period beginning on June 1, 2001 (an "ADDITIONAL TERM") (the Initial Term and any Additional Term thereof pursuant to this Paragraph 1 being hereinafter referred to as the "PERIOD OF EMPLOYMENT"), unless either the Company gives the Employee or the Employee gives the Company not less than twelve (12) months written notice prior to the end of the Initial Term or any such Additional Term of such party's intention not to extend the Period of Employment.

     (c) DUTIES. The Company hereby employs the Employee, and the Employee accepts such employment, to serve as the Chief Financial Officer of the Company during the Period of Employment, and, in such capacity, to perform any and all duties normally performed by a Chief Financial Officer to the best of the Employee's abilities. The Company's board of directors ("BOARD"), the Chairman, Chief Executive Officer or President of the Company shall have the power to determine the specific duties to be performed by Employee, to supervise the duties to be performed, the manner of performing such duties, and the terms for performance thereof. Notwithstanding the foregoing, Employee shall not be required to work in any location outside a fifty (50) mile radius of the current location of the Company's principal executive offices.

     (d)  OTHER SERVICES.   During the Period of Employment, Employee shall
perform such other services for the Company as shall be prescribed from time to time by the Board; except as provided in Paragraph 2, no additional compensation shall be payable to the Employee for any services performed by him as an officer, director or in any other capacity for the Company. As used in this Agreement, the term "COMPANY" shall include the subsidiaries of the Company.

     (e) BEST EFFORTS. During the Period of Employment, the Employee agrees to devote his full business time, attention and best efforts to the faithful discharge of the duties described in Paragraph 1(c) and to use his best efforts to promote the interests and welfare of the Company. During the Period of Employment, the Employee shall not engage in any other significant business activity, regardless of whether or not it is pursued for gain or profit. The parties hereto understand and agree that Employee may participate in charitable and similar activities which may, from time to time, require portions of his time, but which Employee agrees shall not interfere with the performance of his duties hereunder, nor adversely
reflect upon the Company or its operations.   The Company agrees that the
Employee shall not be in violation of this provision as a result of his ownership of not more than 5% of the issued and outstanding stock of any publicly traded company.




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2.   BASE SALARY.

     (a) For his services hereunder, the Company shall pay the Employee a base salary ("BASE SALARY") equal to $215,000.00 per annum for the twelve
(12) month period commencing June 1, 1997 through May 31, 1998.

     (b) Commencing June 1, 1998, and for each succeeding twelve (12) month period commencing on each June 1st thereafter during the Period of Employment, the Base Salary shall be increased by five percent (5%) per annum over the Base Salary in the preceding twelve (12) month period.

     (c) The Base Salary shall be payable to the Employee in regular intervals in accordance with the Company's usual payroll practices.

     (d) All compensation shall be subject to such withholding of any federal, state or local taxes as may be required by law with respect to such payments.

3.   BONUS COMPENSATION.

     (a) ANNUAL BONUS. In addition to the Base Salary set forth in Paragraph 2 hereof, Employee shall be entitled to receive an annual bonus for each calendar year of employment hereunder (the "BONUS"). The Bonus shall be nondiscretionary and shall be awarded if earned, based on a calculation in accordance with the formula set forth on SCHEDULE "A" hereto.

     (b) Notwithstanding the commencement of this Agreement on June 1, 1997, the Employee shall be entitled to a Bonus for the entire 1997 calendar year which shall be calculated based upon the $215,000 Base Salary initially payable hereunder.

     (c) All bonuses payable hereunder shall be computed by the Company's accountants and such determination shall be final and binding on the parties hereto. Employee, upon request, will be entitled to review the documents, reports and statements necessary to confirm the computations made in connection with the Bonus.

     (d) All Bonuses shall be paid no later than the March 15th following the end of the calendar year in which such Bonus was earned.

4.   FRINGE BENEFITS.
     As additional consideration for the services of the Employee under this Agreement, the Company shall provide to the Employee all fringe benefits provided by the Company to other key senior management personnel, including the following:

     (a) VACATION AND SICK LEAVE. Employee shall be entitled to paid vacation, holiday and sick leave, in the same manner and to the same extent such vacation, holiday and sick leave time shall be available to other key senior management personnel.




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     (b)  GROUP INSURANCE.  The same coverage of group health and group life insurance that the Company may maintain in effect from time to time for the benefit of other key senior management personnel provided, that the Company reserves the right to amend, modify and/or cease maintaining any or all such insurance plans that are in effect at any time during the Period of Employment, and to require that employees pay all or a portion of the costs of such policies.

     (c) DEFERRED COMPENSATION PLANS. Participation in any retirement plan, 401(k) plan, profit sharing and/or pension plan that may be enacted by the Company, in the same manner and to the same extent as such plan participation is available to the Company's other key senior management personnel, and subject to the provisions and requirements of such plans.

          Notwithstanding the foregoing, the Company reserves the right to amend, modify and/or cease maintaining any or all such retirement, 401(k), profit-sharing and/or pension plans that are in effect at any time during the Period of Employment, and to require that employees pay all or a portion of the costs of such plans.

     (d) STOCK OPTIONS. Employee will be entitled to participate on the same basis and at the same time as other key senior management personnel in any options awarded under the Stock Option Plan to such personnel as a group.

5.   BUSINESS EXPENSES.

     The Employee may incur, for the benefit of the Company and in furtherance of the Company's business, various reasonable expenses in accordance with the budget and policies of the Company, as determined by its Board from time to time, for the purpose of promoting the business of the Company. In furtherance of the foregoing, and not in limitation thereof, the Company agrees, upon presentation by the Employee from time to time of itemized accountings therefor, to pay or to reimburse the Employee for, all reasonably necessary expenses of travel, promotion and entertainment undertaken by the Employee for the benefit of the Company. Employee shall support any claim for reimbursement for expenses by adequate proof of such expenditures in the form of cancelled checks, vouchers, bills, or in other form satisfactory to the Company.

6.   RESTRICTIVE COVENANT.

     In consideration of his special and unique services and his position, which by its nature exposes Employee to trade secrets, proprietary information and other confidential material and assets of the Company, the Employee covenants and agrees as follows with the Company:

     (a) For the purposes of this Agreement, the term "CONFIDENTIAL INFORMATION" shall mean any data, proprietary information, financial information, trade secrets, and other materials and information, including, without limitation, contracts, customer lists, supplier lists, pricing information, information relating to costs, marketing, selling, servicing, technology, know-how, machinery or equipment, plans, processes, techniques, inventions, discoveries, formulae,




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designs, patterns or devices in any way concerning the operation of the
Company's business. The term Confidential Information does not include any information which (i) at the time of disclosure is generally available to the public (other than as a result of a disclosure directly or indirectly by Employee), or (ii) has been independently acquired or developed by a third party not obligated to keep such information confidential.

     (b) Employee hereby agrees that during the term of his employment by the Company and at all times thereafter that he: (i) will keep confidential and protect all Confidential Information (as hereinabove defined) known to him or in his possession, (ii) will not disclose any Confidential Information to any person or entity, except as may be required in the performance by him of his duties as an Employee of the Company, and (iii) will not use any Confidential Information except for the exclusive benefit of the Company.

     (c) As used in this Agreement, the term "COVENANT PERIOD" shall mean the period commencing on the date of this Agreement and ending on the date that is three (3) years after the last day on which Employee is employed by the Company if this Agreement is terminated for any reason (whether at the end of the Initial Term or any Additional Term or otherwise). During the Covenant Period, Employee shall not:

          (i) directly or indirectly (whether as owner, principal, agent, partner, officer, employee, independent contractor, consultant, stockholder, or otherwise), engage or participate or have any financial interest in or perform services for, any entity which offers any service in competition with the Company or engages in any business or activity which is substantially the same as any business or activity engaged in by the Company in any location where such activity would be in competition with the business of the Company as conducted at the time of termination of Employee's employment with the Company. The Employee acknowledges that the Company now carries on its business in many trading areas throughout the world and in particular in the United States and Canada. Notwithstanding the foregoing, Employee shall be permitted to own not more than 5% of the issued and outstanding stock of any publicly traded company.

          (ii) for himself or with or as an agent for any other person, firm, corporation or entity, directly or indirectly, solicit, interfere with, endeavor to entice away from, divert or attempt to divert or otherwise interfere with, or disrupt the business relationship of the Company with, (i) any person or entity who is a client, customer or business contact of the Company during the term of Employee's employment by the Company, or (ii) any potential clients, customers or business contacts with whom the Company is actively negotiating at the time of termination of Employee's employment with the Company.




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         (iii) directly or indirectly, for his own benefit or for the benefit of any other person, firm, corporation or entity, divert, or attempt to divert, solicit, recruit, entice or hire away any employees of the Company, whether or not any such employee is a full-time, part-time or temporary employee and whether or not such person's employment is for a determined period or at will.

     (d) In addition to a right to accounting by the Company and/or damages and/or any other relief to which the Company may be entitled as a result of the Employee's breach of the provisions of this Paragraph 6, the Company will be entitled to injunctive relief restraining any such breach or threatened breach, or the continuation of such breach, by the Employee, provided, however that, if a court of competent jurisdiction shall determine that this covenant shall be enforceable only if limited to a shorter period of time or to a smaller geographical area than is herein expressly provided, or otherwise limited, then and in such event, this covenant shall be deemed to be limited to the extent so determined to be enforceable, in the same manner and to the same extent as if such limits were expressly provided herein.

     (e) The Company may assign its rights and remedies against the Employee to any person or entity, and such rights and remedies may be enforced by any successors or assigns of the Company.

7.   TERMINATION OF EMPLOYMENT.
     (a) This Paragraph 7 shall apply only to termination of the Period of Employment prior to the occurrence of a Change of Control or Potential Change of Control (as hereinafter defined). Termination of the Period of Employment following the occurrence of a Change of Control shall be governed by Paragraph 9 hereof and termination following the occurrence of a Potential Change of Control shall be governed by Paragraph 10 hereof.

     (b) Notwithstanding the foregoing, the employment of the Employee under this Agreement, and the Period of Employment, shall terminate:

          (i)  on the death of the Employee;

         (ii) for Normal Disability (as hereinafter defined) of the Employee;

         (iii) upon the voluntary resignation of the Employee pursuant to twelve (12) months prior written notice to the Company;

          (iv) upon written notice by the Company and payment of the amount set forth in Paragraph 7(e);

          (v)  upon the mutual agreement of the parties; or




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          (vi) upon the discharge of the Employee by the Company for Normal
               Cause (as hereinafter defined).

     (c) For the purposes of this Agreement, "NORMAL CAUSE" shall mean any one of the following: (i) the conviction of the Employee by a court of competent jurisdiction of the commission of a felony; (ii) any act of gross negligence or willful misconduct on the part of the Employee with respect to his duties under this Agreement; or (iii) any act of wilful disobedience on the part of the Employee in violation of specific and reasonable directions of the Company. In the case of clauses (ii) and (iii) herein, termination for Normal Cause shall not occur until such gross negligence, willful misconduct or willful disobedience shall continue uncured for a period of thirty (30) days after written demand for substantial performance is delivered to Employee by the Board, which demand specifically identifies the manner in which the Board believes the Employee has not substantially performed his duties.

     (d) Upon termination of Employee's employment hereunder for any reason except pursuant to Paragraph 7(b)(iv), Employee shall be entitled to receive only his accrued and unpaid Base Salary through the last day of his employment hereunder. Notwithstanding the foregoing, in the event that (i) the Period of Employment is terminated by the Company (other than for Normal Cause, Normal Disability or death), by failure to renew this Agreement at the end of the Initial Term or any Additional Term or by the Company pursuant to Paragraph 7(b)(iv) and (ii) a Change of Control occurs within twelve (12) months thereafter, then, in such event, Employee shall be entitled to receive the termination payments set forth in Paragraph 11(c).

     (e) Upon termination of Employee's employment hereunder pursuant to Paragraph 7(b)(iv), Employee shall be entitled to receive, as severance compensation (i) the full amount of the Base Salary which Employee would otherwise be entitled to receive for the remaining Initial Term or any Additional Term under this Agreement, as the case may be, but in no event less than twelve (12) months Base Salary; and (ii) an amount equal to the Bonus which Employee would otherwise have been entitled to receive for the year in which the Employee's employment hereunder is terminated, prorated through the date of termination of the Period of Employment. For purposes of this Paragraph 7(e), the Bonus shall be calculated in accordance with Paragraph 3 at the end of the calendar year in which such Bonus would otherwise be payable and shall be paid to Employee no later than March 15th following the end of the calendar year in which such Bonus was earned.

     (f) Upon termination of the Employee's employment hereunder, whether at the end of the term hereof or in the event of earlier termination, the Employee shall have no further rights under this Agreement, except as expressly herein set forth. Nothing contained herein shall be deemed to preclude the Company from enforcing any remedies available to it at law or equity in consequence of a breach by the Employee of his obligations to the Company or available to the Company under the provisions of this Agreement, including without limitation the enforcement of any restrictive covenants hereunder to the extent herein provided.




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     (g)  For the purposes of this Agreement, the term "NORMAL DISABILITY"
shall mean, that the Employee is, as a result of illness or accident, physically or mentally disabled from performing his duties hereunder to a material extent for a period of one hundred eighty (180) days. The determination of the existence of a disability shall be determined in good faith by the Board.

     (h) NOTICE OF TERMINATION. Any termination of the Period of Employment by the Company pursuant to this Paragraph 7 shall be communicated by written notice to the Employee. "Notice of Termination" for purposes of this Paragraph 7 shall mean a notice which indicates that the Period of Employment is to be terminated and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Period of Employment.

     (i) DATE OF TERMINATION, ETC. For the purposes hereof, "Date of Termination" shall mean (a) if the Period of Employment is terminated for Normal Disability, thirty (30) days after Notice of Termination is given (provided that the Employee shall not have returned to the full-time performance of his duties during such thirty (30) day period); (b) if the Period of Employment is terminated for Normal Cause, the date specified in the Notice of Termination is given or (c) if the Period of Employment is terminated upon payment to the Employee pursuant to Paragraph 7(b)(iv) hereof, the date of the delivery of the "Notice of Termination" to the Employee.

8.   CHANGE IN CONTROL.
     (a) EVENTS CONSTITUTING A CHANGE IN CONTROL. For purposes hereof, a "Change in Control" shall have occurred if:

          (i) Any "person" other than any trustee or other fiduciary holding securities under an employee benefit plan of the Company (which trustee or fiduciary holds such securities solely in their capacity as the trustee or fiduciary of such benefit plan) within the meaning of Section 14(d) of the Securities Exchange Act of 1934 (the "Act") becomes the "beneficial owner" as defined in Rule 13d-3 thereunder, directly or indirectly, of more than 35% of the Company's Common Stock;

          (ii) any "person" other than any trustee or other fiduciary holding securities under an employee benefit plan of the Company acquires by proxy or otherwise the right to vote more than 35% of the Company's Common Stock for the election of directors, other than solicitation of proxies by the Incumbent Board (as hereinafter defined), for any merger or consolidation of the Company or for any other matter or question;

         (iii) during any two-year period, individuals who constitute the Board of Directors of the Company (the "Incumbent Board") as of the beginning of the period cease for any reason to constitute at least a majority thereof, provided that any person becoming a director during such period whose




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               election or nomination for election by the Company's
               stockholders was approved by a vote of at least three-quarters of the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director without objection to such nomination) shall be, for purposes of this clause (c), considered as though such person were a member of the Incumbent Board; or

          (iv) the Company's stockholders have approved the sale of all or substantially all of the assets of the Company.

     Notwithstanding anything set forth herein to the contrary, the transfer of 35% or more of the Company's Common Stock by John Svenningsen to members of his immediate family or trusts for their benefit, shall not constitute a Change of Control or Potential Change of Control as that term is used in this Agreement; provided, however, than any subsequent transfer by such family members or trusts for their benefit, as the case may be, shall constitute a Change of Control or Potential Change of Control, as the case may be, if such transfer otherwise meets the definition of Change of Control or Potential Change of Control as set forth herein.

     (b) POTENTIAL CHANGE IN CONTROL. For purposes of this Agreement, a "Potential Change in Control" of the Company shall be deemed to have occurred if:

          (i) the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control of the Company;

          (ii) any person (including the Company) publicly announces an intention to take or to consider taking actions which if consummated would constitute a Change in Control of the Company;

         (iii) any person, other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company (which trustee or fiduciary holds such securities solely in their capacity as the trustee or fiduciary of such benefit plan), or any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of shares of the Company, becomes the beneficial owner, directly or indirectly, of securities of the Company representing 9.5% or more of the combined voting power of the Company's then outstanding securities, or who thereafter increases his beneficial ownership of such securities by 5% or more; or

          (iv) the Board adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control of the Company has occurred.




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     (c)  BOARD ACTION.  In the event the Board adopts any plan or takes any action which, if consummated, would result in a Change in Control of the Company, or determines by resolution that a Potential Change in Control of the Company has occurred, the Company shall take any action determined by the Board to be necessary or appropriate to ensure the prompt payment when due of any amounts which may thereafter become payable hereunder upon a termination by the Company of the Period of Employment, including but not limited to the placement of sufficient funds to pay all such amounts in an escrow account with a bank or other fiduciary institution.

9.   TERMINATION FOLLOWING CHANGE IN CONTROL.

     (a) APPLICABILITY. Following a Change in Control of the Company, the provisions of this Paragraph 9 shall apply exclusively with respect to the termination of the Period of Employment, and the provisions of Paragraph 11 hereof shall apply with respect to amounts payable upon such termination.

     (b) GENERAL. If a Change in Control of the Company shall have occurred, the Employee shall be entitled to the benefits provided in Paragraph 11(c) upon the subsequent termination of the Period of Employment, unless the termination is (a) because of the Employee's death,
(b) by the Company because of the Employee's Special Disability (as hereinafter defined), (c) by the Company for Special Cause (as hereinafter defined), or (d) by the Employee other than for Good Reason (as hereinafter defined).

     (c) SPECIAL DISABILITY. For the purposes hereof, a "Special Disability" shall mean the mental or physical illness or disability of the Employee, which continues for one hundred eighty (180) or more consecutive days which prevents him from performing his obligations hereunder; PROVIDED, HOWEVER, that if the Employee so requests, such disability shall be confirmed by a licensed medical doctor reasonably chosen by the Employee and a licensed medical doctor reasonably chosen by the Company; PROVIDED, FURTHER, that a Special Disability shall not be deemed to have occurred until the date of the confirmation provided for in the preceding clause, if such clause becomes applicable.

     (d) SPECIAL CAUSE. For the purposes hereof, "Special Cause" shall mean:

          (i) the willful and continued failure by the Employee to perform substantially his duties hereunder (other than (i) any such failure resulting from the Employee's incapacity due to physical or mental illness (whether or not constituting Special Disability) or (ii) any such actual or anticipated failure after the delivery by the Employee of a Notice of Termination for Good Reason (pursuant to Paragraph 9(f) hereof) for a period of thirty (30) days after a written demand for substantial performance is delivered to the Employee by the Board, which demand specifically identifies the manner in which the Board believes that the Employee has not substantially performed his duties; or




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          (ii) the conviction of the Employee by a court of competent jurisdiction of commission of a felony.

               For purposes of this subsection, no act, or failure to act, on the Employee's part shall be deemed "willful" unless done, or omitted to be done, by the Employee not in good faith and without reasonable belief that the Employee's action or omission was in the best interest of the Company. Notwithstanding the foregoing, the Employee shall not be deemed to have been terminated for Special Cause unless and until there shall have been delivered to the Employee a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice to the Employee and an opportunity for the Employee, together with the Employee's counsel, to be heard before the Board), finding that in the good faith opinion of the Board the Employee was guilty of conduct set forth above in this subsection and specifying the particulars thereof in detail.

     (e) GOOD REASON. The Employee shall be entitled to terminate the Period of Employment for Good Reason. For purposes hereof, "Good Reason" shall mean the occurrence or continuation, without consent of the Employee, after a Change in Control of the Company of any of the following events unless, in the case of subparagraphs (i), (v), or (vi), such circumstances are fully corrected prior to the Date of Termination specified in a Notice of Termination delivered by the Employee pursuant to Paragraph 9(f) hereof:

          (i) the assignment to the Employee of any duties materially inconsistent with the position with the Company that the Employee held immediately prior to the Change in Control of the Company, or an adverse change in the status, position or conditions of the Employee's employment or the nature of the Employee's responsibilities in effect immediately prior to such Change in Control or any Potential Change in Control which shall exist immediately prior to such Change in Control;

          (ii) a reduction by the Company in the Employee's annual Base Salary as in effect immediately prior to such Change in Control or any Potential Change in Control which shall exist immediately prior to such Change in Control;

          (iii) the relocation of the Company's principal office to a location outside a fifty (50) mile radius from the Company's principal office immediately prior to such Change in Control or any Potential Change in Control which shall exist immediately prior to such Change in Control, except for required travel on the Company's business to an extent substantially consistent with the Employee's business travel obligations immediately




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               prior to such Change in Control or any Potential Change in
               Control which shall exist immediately prior to such Change in Control;

          (iv) the failure by the Company to pay to the Employee any portion of the Employee's Base Salary within seven (7) days of the date such salary is due;

          (v) the failure by the Company to continue in effect or to amend any benefit or compensation plan in which the Employee participates immediately prior to the Change in Control or any Potential Change in Control which shall exist immediately prior to such Change in Control which is material to the Employee's total compensation, including but not limited to the stock option, bonus, insurance, disability and vacation plans which the Company currently has or any substitute or additional plans adopted prior to the Change in Control or any Potential Change in Control which shall exist immediately prior to such Change in Control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan or plans) has been made with respect to such plan, or the failure by the Company to continue the Employee's participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of the Employee's participation relative to other participants, as in existence immediately prior to such Change in Control or any Potential Change in Control which shall exist immediately prior to such Change in Control; or

          (vi) the failure of the Company to obtain an agreement from any successor (as defined in Paragraph 14 hereinafter) to assume and agree to perform this Agreement, as contemplated in Paragraph 14 hereof.

     The Employee's right to terminate the Period of Employment pursuant to this Paragraph 9(e) shall not be affected by the Employee's incapacity due to physical or mental illness. The Employee's continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder. In the event of any dispute between the Employee and the Company as to whether any event constituting Good Reason shall have occurred, the burden of proving by clear and convincing evidence that such event does not constitute Good Reason shall rest on the Company.

     (f) NOTICE OF TERMINATION. Any termination of the Period of Employment by the Company or by the Employee pursuant to this Paragraph 9 shall be communicated by written Notice of Termination to the other party hereto. "Notice of Termination" shall mean a notice which indicates that the Period of Employment is to be terminated and, if the Company claims that payments are not due to the Employee pursuant to Paragraph 11(c) because of termination by the Company for Special Disability or Special Cause or if the Employee claims that payments are due pursuant to Paragraph 11(c) because of termination by the Employee for Good Reason, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Period of Employment under the provision so indicated.

     (g) DATE OF TERMINATION, ETC. For the purposes hereof, "Date of Termination" shall mean (a) if the Period of Employment is terminated for Special Disability, thirty (30) days after Notice of Termination is given (provided that the Employee shall not have returned to the full-time performance of his duties during such thirty (30) day period) or (b) if the Period of Employment is terminated for any other reason other than death, the date specified in the Notice of Termination (which, in the case of a termination by the Company for Special Cause shall not be less than thirty
(30) days, and in the case of a Termination by the Employee for Good Reason shall not be less than fifteen (15) days, respectively, from the date such Notice of Termination is given).

10.   TERMINATION FOLLOWING POTENTIAL CHANGE OF CONTROL.
     (a) APPLICABILITY. So long as (i) any Potential Change in Control described in clauses (i), (ii), or (iv) of Paragraph 8(b) hereof shall have occurred and be continuing or (ii) for six months after any Potential Change in Control described in clause (iii) of Paragraph 8(b) hereof shall have occurred but no Change in Control has occurred, the provisions of this Paragraph 10 shall apply exclusively with respect to the termination of the Period of Employment, and the provisions of Paragraph 11 hereof shall apply with respect to amounts payable upon such termination.

     (b) GENERAL. If a Potential Change of Control of the Company has occurred but no Change of Control has occurred, the Employee shall be entitled to the benefits provided in Paragraph 11(c) upon the subsequent termination of the Period of Employment, unless such termination is (a) because of the Employee's Death, (b) by the Company because of the Employee's Special Disability, (c) by the Company for Special Cause or (d) by the Employee.

     (c) NOTICE OF TERMINATION. Any termination of the Period of Employment pursuant to this Paragraph 10 shall be communicated by written Notice of Termination to the other party hereto. "Notice of Termination" for purposes of this Paragraph 10 shall mean a notice which indicates that the Period of Employment is to be terminated and, if the Company claims that payments are not due to the Employee pursuant to Paragraph 11(c) hereof because of termination by the Company for Special Disability or Special Cause, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Period of Employment under the provision so indicated.

     (d) DATE OF TERMINATION, ETC. "Date of Termination" for purposes of this Paragraph 10 shall be determined in the same manner as provided in Paragraph 9(g) hereof.

11.  PAYMENTS UPON TERMINATION FOLLOWING CHANGE
     OF CONTROL OR POTENTIAL CHANGE OF CONTROL.
     Following a Change in Control or a Potential Change of Control, the Employee shall be entitled to the following benefits upon termination of the Period of Employment, as the case may be, provided that such termination occurs prior to the expiration of the Period of Employment as in effect on the date of such Change in Control or Potential Change of Control.

     (a) DEATH OR SPECIAL DISABILITY. Following a termination of the Period of Employment because of the Employee's death or by the Company because of Special Disability, the Employee's benefits shall be limited to those provided under any retirement, insurance and other benefit programs of the Company then in effect determined in accordance with the terms thereof.

     (b) SPECIAL CAUSE. If the Period of Employment shall be terminated by the Company for Special Cause or by the Employee other than for Good Reason, the Company shall pay to the Employee the Employee's Base Salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, plus all other amounts to which the Employee is entitled under any compensation or benefit plan of the Company, and the Company shall have no further obligations to the Employee under this Agreement. Any amounts payable to the Employee pursuant to this Paragraph 11(b) shall be payable by the Company within five business days of the Date of Termination.

     (c) OTHER. If the Period of Employment shall be terminated by the Employee for Good Reason or by the Company other than for death, Special Cause or Special Disability, the Employee shall be entitled to the amounts provided below:

          (i) the Company shall pay to the Employee his Base Salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, plus all other amounts to which the Employee is entitled under any compensation or benefit plan of the Company; and

          (ii) a lump-sum severance payment (the "Severance Payment") equal to three (3) times the sum of (A) the Employee's Base Salary as of the Date of Termination and (B) the aggregate bonus received by the Employee in respect of the three full years prior to the Date of Termination divided by three (or the number of years in respect of which Employee received a bonus if less than three).

     (d) LEGAL EXPENSES. In addition to any other amounts payable hereunder, the Company also shall reimburse the Employee for all legal fees and expenses reasonably incurred by the Employee as a result of any termination of the Period of Employment (including all such fees and expenses, if any, incurred in contesting or disputing any right or benefit provided by this Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") to any payment or benefit provided hereunder).

     (e)  TIMING OF PAYMENTS.  The payments provided for in subparagraphs
(i), (ii) and (iii) of Paragraph 11(c) shall be made not later than the fifth business day following the Date of Termination; PROVIDED, HOWEVER, that if the amounts of such payments cannot be finally determined on or before such day, the Company shall pay to the Employee on such day an estimate, as determined in good faith by the Company, of the minimum amount of such payments which have been finally determined and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) promptly after the amount thereof is finally determined. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to the Employee, payable after the amount due to the Employee has been finally determined on the fifth business day after demand by the Company (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code). Any amounts payable by the Company under Paragraph 11(d) hereof shall be paid within five business days after receipt by the Company of reasonable evidence as to the amount and nature thereof.

12.  PAYMENT IN THE EVENT OF A SALE OF THE COMPANY.
     (a) Upon a Change of Control of the Company resulting from the occurrence of an event pursuant to Paragraphs 8(a)(i), (ii) or (iv) (a "SALE EVENT"), the Company shall pay the Employee a sale bonus (the "SALE BONUS") on the date of the closing of such Sale Event equal to the product of (i) 500,000 shares of the Company's Common Stock and (ii) the excess of the per share price for the Company's Common Stock actually paid in connection with the Sale Event (calculated as set forth in Paragraph 12(b) hereinafter) over the average closing price of the Company's Common Stock as reported on The NASDAQ Stock Market ("NASDAQ") for the ninety (90) business days on which NASDAQ was open for trading (the "TRADING PRICE") immediately preceding the earlier to occur of (i) public announcement of the Change of Control resulting in a Sale Event, or (ii) the occurrence of a Potential Change of Control which subsequently results in a Sale Event. By way of illustration, if a Sale Event occurs at a time when the Trading Price is $15.00 per share and the sale price per share is $20.00 per share, Employee shall be entitled to a Sale Bonus of $2,500,000 [($20.00-$15.00) x 500,000].

     (b) Upon the occurrence of a Sale Event described in Paragraph 12(a) hereinabove in which the Company's Common Stock is purchased for cash, the per share price actually paid shall be determined by dividing the purchase price by the number of shares of the Company's Common Stock sold. Upon the occurrence of a Sale Event described in Paragraph 12(a) hereinabove, in which the Change of Control results from other than a purchase of the Company's Common Stock for cash, then, in such event, the per share purchase price for the Company's Common Stock actually paid in connection with such Sale Event shall be calculated as follows:

          (i) If the Sale Event is as a result of the sale of all or substantially all of the assets of the Company pursuant to Paragraph 8(a)(iv), the per share price shall be calculated based upon the total purchase price for the assets after payment of or reservation for, all of the Company's outstanding liabilities divided by the total number of shares of the Company then outstanding.

          (ii) If the Sale Event is as a result of a merger or other consolidation of the Company in which all or a portion of the purchase price is payable in stock of another corporation, then, (A) if the stock of such entity is publicly traded, then such stock shall be valued at the closing price of such stock on the market or exchange on which such stock is traded on day of the closing of the Sale Event or (B) if the stock of such entity is not publicly traded, then such stock shall be valued after an appraisal of such entity as a going concern conducted by an appraiser chosen in good faith by the Board.

     (c) Notwithstanding the foregoing, upon the occurrence of any Sale Event, Employee shall be entitled to a minimum Sale Bonus of at least $ 1,500,000. However, if and to the extent that the per share price for the Company's Common Stock actually paid in connection with the Sale Event over the Trading Price exceeds two (2) times the Trading Price, then, in such event, the calculation of the Sale Bonus shall be limited to an amount per share equal to the Trading Price. By way of illustration, if a Sale Event occurs at a time when the Trading Price is $10.00 per share and the sale price is $25.00 per share, Employee shall be entitled to a Sale Bonus of $5,000,000 [($10.00 x 500,000].

     (d) In the further event that a Sale Event also results in a termination of the Period of Employment resulting in Employee being entitled to receive both a Sale Bonus pursuant to this Paragraph 12 and a Severance Payment pursuant to Paragraph 11(c), Employee shall be entitled to receive an aggregate amount from the Sale Bonus and the Severance Payment of at least $ 1,500,000., but if the combined payment of the Sale Bonus and the Severance Payment would exceed $1,500,000. in no event shall Employee receive more than the greater of the Sale Bonus or the Severance Payment hereunder.

13.  MITIGATION.
     The Employee shall not be required to mitigate the amount of any payment provided for hereunder by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in Paragraphs 7 and 11 be reduced by any compensation earned by the Employee as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Employee to the Company, or otherwise.

14.  ASSUMPTION OF AGREEMENT BY SUCCESSOR CORPORATION.
     The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the

Employee to payments from the Company in the same amount and on the terms to which the Employee would be entitled hereunder if the Employee had terminated the Period of Employment for Good Reason following a Change in Control of the Company, except that for purpose of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, "Company" shall mean the Company and a successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

15.  COMPANY'S REPRESENTATIONS.
     The Company hereby represents and warrants to the Employee that: (a) it has full power and corporate authority to execute and deliver this Agreement and to perform its obligations hereunder, (b) such execution, delivery and performance will not (with the giving of notice or the lapse of time or both) result in the breach of any agreements or other obligations to which it is a party or is otherwise bound, (c) the execution and delivery of this Agreement by the Company is not in violation of the Company's certificate of incorporation or by-laws, and (d) this Agreement is the legal, valid and binding obligation of the Company which is enforceable against the Company in accordance with its terms.

16.  REPRESENTATIONS BY EMPLOYEE.
     (a) Employee warrants and represents to the Company that each of the following is true, correct and complete on the date of this Agreement:

          (i) The execution, delivery and performance of this Agreement by the Employee, and the consummation of the transactions contemplated hereunder, do not and will not conflict with, violate or result in the breach of any of the terms or conditions of, or constitute a default under, (1) any contract, agreement, commitment or other instrument or obligation to which the Employee is a party, or (2) any common law duty that may be owed by the Employee to any former employer or other person or entity or to any of their respective current or former affiliates, shareholders, officers, or directors, or (3) any law, regulation, ordinance or decree to which the Employee is subject.

          (ii) Employee has the power, authority and capacity to enter into this Agreement and to perform all of his obligations hereunder.

          (iii) No permit, consent, approval, or authorization of, or designation, declaration or filing with, any person or entity is required by Employee in connection with the execution or delivery by him of this Agreement or the consummation of the transactions contemplated hereunder.

     (b) Employee shall indemnify the Company, and each of the Company's shareholders, officers, directors, employees and agents, from and against any and all claims, demands, damages, fines, penalties, losses, liabilities, interests, costs and expenses (including, without limitation, reasonable attorney fees and expenses, and expert fees and expenses) arising from or related to any breach by Employee of any of the representations or warranties made by Employee in this Paragraph 16.

17.  SCOPE OF RESTRICTIONS.
     If any severable provision of this Agreement shall be held invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision and shall not in any manner affect or render invalid or unenforceable any other provision of this Agreement, and this Agreement shall be carried out as if any such invalid or unenforceable provision were not contained herein; provided, however, that if any of the restrictions contained in Paragraph 6 hereof shall be deemed to be unenforceable by reason of the extent, duration or geographical scope thereof, or otherwise, then such restriction shall be deemed reduced to such extent, duration, geographical scope or in such other manner as otherwise required to make it enforceable, and, in such reduced form, Paragraph 6 hereof shall then be enforceable in the manner contemplated hereby.

18.  NOTICES.
     Any notice hereunder shall be sufficient if sent either (a) by hand, or (b) by certified mail, return receipt requested, or (c) by commercial overnight delivery service, in any event with postage, fees and delivery charges prepaid. Such notice shall be deemed to have been given on receipt, if delivered by hand or by overnight carrier, or three business days after the date of deposit in an official depository of the United States mail, if mailed. All notices shall be mailed or delivered, as aforesaid, addressed to the party to be notified at such party's address set forth below or at such other address as the party to be notified may have otherwise designated, by notice in writing, with copies to their respective attorneys as set forth below:


     To the Company, at: AMSCAN HOLDINGS, INC.
                         80 Grasslands Road
                         Elmsford, New York  10523
                         Attention:  Gerald C. Rittenberg

     with a copy to:     KURZMAN & EISENBERG, LLP
                         One North Broadway, 10th Floor
                         White Plains, NY 10601
                         Attention:  Joel Lever, Esq.

     To Employee, at:    JAMES M. HARRISON
                         16 High Street
                         East Williston, New York

19.  MISCELLANEOUS.
     (a) The parties severally acknowledge that they have not relied upon any representations, warranties, negotiations, understandings, arrangements, or other inducements not expressly set forth herein in entering into this Agreement.

     (b) This Agreement may not be modified except by written modification signed by all parties hereto, and its terms and conditions may not be deemed waived except by written waiver signed by the party to be charged with such waiver.

     (c) This Agreement contains the entire agreement and understanding by and between the Company and the Employee with respect to the Employee's employment by the Company, and supersedes all oral and written prior understandings and agreements between the Company and the Employee relating to the subject matter of this Agreement and the Employee's relationship to the Company.

     (d) This Agreement may be executed in counterparts, each of which will be deemed an original of this Agreement but all of which together will constitute one Agreement.

     (e) This Agreement has been made in, and its validity and interpretation will be determined under the internal laws of, the State of New York applicable to contracts made and to be wholly performed therein. Any suit, action or other proceeding in connection with this Agreement shall be brought by any party hereto in a court of record in the State of New York, County of Westchester or in the United States District Court for the Southern District of New York, each of the parties hereto consenting to the jurisdiction of such courts for such purpose.

     (f) This Agreement is binding upon and inures to the benefit of the parties and their personal representatives, successors and assigns.

     (g) The paragraph headings used in this Agreement are included solely for convenience and shall not affect or be used in connection with the interpretation of this Agreement. Schedules annexed hereto are a part of this Agreement as if set forth herein at length.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.


                              AMSCAN HOLDINGS, INC.
                              a Delaware corporation


                              By:/s/ John A. Svenningsen
                                 ---------------------------
                                     John A. Svenningsen


                                 /s/ JAMES M. HARRISON
                              ------------------------------
                                     JAMES M. HARRISON

                              SCHEDULE A

                        BONUS COMPENSATION FORMULA


     As set forth in Paragraph 3(a) of this Agreement, Employee shall be entitled to receive a nondiscretionary annual bonus based upon Employee's Base Salary calculated in accordance with the formula set forth herein.
The bonus shall be payable for each calendar year of Employee's employment hereunder in an amount equal to the percentage of Employee's Base Salary in such calendar year equal to three times the annual increase in the Company's Net Income (as hereinafter defined) in each year of Employee's employment hereunder over the Company's Net Income for the immediately preceding calendar year. For purposes of this Agreement, the increase in Net Income for the first employment year of this Agreement shall be determined by comparison to the Net Income in the Base Year (as hereinafter defined).

     "NET INCOME" as used herein, shall mean the consolidated net income of the Company as set forth on the Company's annual audited financial statements for the calendar year then ended.

     "BASE YEAR" as used herein, shall mean the pro forma consolidated net income of the Company as set forth on the Company's Statement of Operations for the twelve month period ended December 31, 1996 to be set forth in the Company's Annual Report on Form 10-K.

     By way of illustration, the bonus payable for each percentage increase in Net Income over the prior year's Net Income shall be calculated as follows:

         A                     B                        C

                        Percentage of Base        Dollar Value of
Increase in Net         Salary Payable as         Bonus (Based on 1997
Income Over Prior       Bonus (3x Percentage      Base Salary of
Year's Net Income       in Column A)              $215,000)

      1%                      3%                     $  6,450.00
      5%                     15%                     $ 32,250.00
     10%                     30%                     $ 64,500.00
     15%                     45%                     $ 96,750.00
     20%                     60%                     $129,000.00
     25%                     75%                     $161,250.00